FIRST NATIONAL	Tel. (570) 346-7667
Fax (570) 348-6454
COMMUNITY BANCORP, INC.	http://www.fncb.com
E-mail fncb@fncb.com
and Subsidiary, FIRST NATIONAL COMMUNITY BANK

October 2, 2009

Matt McNair

Attorney-Advisor

United States Securities and Exchange Commission

Mail Stop 4720

Washington, D.C. 20549

Re:	First National Community Bancorp, Inc.

Form 10-K for Fiscal Year Ended December 31, 2008

Form 10-Q/A for Fiscal Quarter Ended March 31, 2009

Form 10-Q for Fiscal Quarter Ended June 30, 2009

File No. 333-24121

Dear Mr. McNair:

Regarding the comment letter dated September 25, 2009 concerning the above referenced filings for First National Community Bancorp, Inc. (the “Company”), I hereby inform you that the Company currently intends to respond to your comment letter by October 30, 2009.

If you have any questions, please contact either Erik Gerhard at (717) 731-1700 or the undersigned at (570) 348-6438.

Sincerely,

/s/ William S. Lance

William S. Lance

Treasurer and Principal Financial Officer

Member
102 East Drinker Street	FDIC	Dunmore, PA 18512-2491